Exhibit (d)(95)

AMENDMENT TO

JANUS INVESTMENT FUND

INVESTMENT ADVISORY AGREEMENT

JANUS HENDERSON SHORT-TERM BOND FUND

THIS AMENDMENT is made this 14th day of December 2018, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

WITNESSETH

WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Henderson Short-Term Bond Fund (the “Fund”), dated May 30, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail Below;

WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(l 9) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

NOW, THEREFORE, in consideration of the promises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.        Section 5 of the Agreement is deleted and replaced with the following, effective December 14, 2018:

The Trust shall pay to JCM for its services a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.44% of the daily closing net asset value of the Fund (1/366 of 0.44% of the daily closing net asset value of the Fund in a leap year). The fee shall be paid monthly.

2.        The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3.        This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC		JANUS INVESTMNENT FUND

By:	/s/ Brennan Hughes	By:	/s/ Jesper Nergaard
	Brennan Hughes		Jesper Nergaard
	Senior Vice President, Chief Accounting		Vice President, Chief Financial Officer, Officer
	and Treasurer		Treasurer and Principal Accounting Officer